Exhibit 10.33

AMENDMENT TO
WINDSTREAM 2006 EQUITY INCENTIVE PLAN

WHEREAS, Windstream Holdings, Inc. (the “Company”) maintains the Windstream 2006 Equity Incentive Plan (as amended and restated effective February 12, 2014) (the “Plan”); and
WHEREAS, on April 24, 2015 the Company completed a separation of certain network and property assets from the Company’s business (the “Spin-Off”); and
WHEREAS, on April 26, 2015 a reverse stock split occurred following the Spin-Off so that each share of WHI Common Stock issued and outstanding (including shares of restricted stock and shares held in the Company's treasury, if any), shall, without any further action by the Company or any holder of shares of WHI Common Stock, be reclassified and become one-sixth (1/6) of a share of WHI Common Stock (the “Reverse Split”); and

WHEREAS, on May 6, 2015, the Board of Directors of the Company, in their good faith discretion, approved an equitable adjustment to the number of shares of Company Common Stock under the plan by multiplying the applicable number of shares of WHI Common Stock by a ratio of 4.16 which ratio was derived by dividing x by y, where x is the price of WHI Common Stock on April 24, 2015 and y is the average of the closing prices of WHI Common Stock on the 5 day period beginning on April 27, 2015 (with such prices adjusted for comparability to eliminate the effect of the Reverse Split and with the product rounded down to the nearest whole share).

NOW THEREFORE, BE IT RESOLVED, that effective as of May 4, 2015, the Company hereby amends the Plan in the respects hereinafter set forth:

1.	Section 3(a) of the Plan is hereby amended to read as follows:
(a) Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares, (iii) in payment of Restricted Stock Units, (iv) in payment of Performance Units or Performance Shares that have been earned, (v) as awards to Non-Employee Directors, (vi) in payment of awards granted under Section 10 of this Plan or (vii) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 24,266,666 Common Shares, plus any shares relating to awards that expire or are forfeited or are cancelled. Common Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under the Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) Common Shares tendered in payment of the Option Price of an Option Right shall not be added to the aggregate Plan limit described above; (B) Common Shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the aggregate Plan limit described above; (C) Common Shares that are repurchased by the

Company with Option Right proceeds shall not be added to the aggregate Plan limit described above; and (D) all Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan. Such Common Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

2.	Section 3(c) of the Plan is hereby amended to read as follows:
(c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 6,933,333 Common Shares; and (ii) no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 693,333 Common Shares during any calendar year.

4.	Section 3(d) of the Plan is hereby amended to read as follows:
(d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of (i) Performance Shares, Restricted Shares or Restricted Stock Units that specify Management Objectives, in the aggregate for more than 693,333 Common Shares or (ii) Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $12,000,000.

5.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

WINDSTREAM HOLDINGS, INC.

By:	/s/John P. Fletcher
John P. Fletcher, EVP and General Counsel